Exhibit 99.2

2013 Third Quarter Financial Review Roger W. Stone, Chairman and Chief Executive Officer Andrea K. Tarbox, Vice President and Chief Financial Officer October 30, 2013

Forward Looking Statements The information in this presentation and statements made during this presentation may contain certain forward-looking statements within the meaning of federal securities laws. These statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, any forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports. The Company disclaims any obligation to revise or update such statements to reflect the occurrence of events after the date of this presentation. This presentation refers to certain non-U.S. GAAP financial information. A reconciliation of non-U.S. GAAP to U.S. GAAP financial measures is available on the company’s website at KapStonepaper.com under Investors. Forward-Looking Statements Non-GAAP Financial Measures Risk Factors 2

KapStone Sets Record for Setting Records! Q3 2013 Results* Shatter Previous All-Time Records Net Sales $ 539 Mill Production Tons 634 Sales Tons – All EBITDA $ 110 products 662 Avg. Mill Selling Adj. EBITDA** $ 117 Price/Ton $ 682 Adj. Net Income** $ 51 Free Cash Flow $ 75 Adj. Diluted EPS** $ 1.05 Free Cash Flow/Share $ 1.54 * Includes 75 days of results from Longview acquisition due to acquisition on July 18, 2013 **Adjusted to exclude non-cash stock compensation, acquisition / start up expenses and discrete tax adjustments 3

 Synergies with annual run rate of $6 million have been transacted on thus far Consist primarily of staff redundancies and fees Q4 2013 should begin to benefit from these actions Synergy target has been raised to $18 million in annual benefits and is expected to be realized by late 2015 Consists primarily of various operating functions including purchasing, fiber, and freight Substantial benefits from operating efficiencies and capital programs in progress will be more significant than the synergies identified 4 Purchase completed July 18, 2013 Longview Acquisition Update July 18 through September 30 Results (75 Days) *Adjusted to exclude acquisition and one-time costs **Adjusted for additional interest and related financing fees in addition to items above Highly Accretive in 1st Partial Quarter Net Sales $ 198 Adj. EBITDA* $ 54 Adj. Diluted EPS** $ 0.47

Third Quarter Financial Results 5 Net Sales Q3 2013 $ 539 Q3 2012 $ 310 Inc/(Dec) 74% Q2 2013 $ 326 Inc/(Dec) 65% EBITDA $ 110 $ 47 134% $ 52 112% Adj. EBITDA* Net Income $ 117 $ 44 $ 49 $ 18 139% 144% $ 56 $ 21 109% 110% Adj. Net Income** Diluted EPS $ 51 $ 0.92 $ 20 $ 0.38 155% 142% $ 23 $ 0.44 122% 109% Adj. Diluted EPS** $ 1.05 $ 0.41 156% $ 0.48 119% *Adjusted to exclude non-cash stock compensation, acquisition, and start up expenses **Adjusted to exclude items above net of tax and discrete tax adjustments ($ in Millions, except per share data)

 Acquisition and higher prices result in record Adjusted EBITDA 6 Q3 2013 Compared to Q3 2012 Longview acquisition contributed $198 million of net sales and $54 million of adjusted EBITDA for the 75 days since the transaction closed Price reflects full realization of domestic containerboard and corrugated price increases announced in October 2012 and April 2013, full realization of the March 2013 KraftPak price increase, and higher export containerboard prices Inflation reflects higher fiber and rollstock costs and compensation and benefit increases Net Sales $ in Millions $49 $54 $28 $3 $14 $3 $117 $ in Millions Adjusted EBITDA $310 $198 $28 $3 $539 Net Sales $ in Millions

 Acquisition drives improvement in Adjusted EBITDA 7 Q3 2013 Compared to Q2 2013 Price reflects the reflects full realization of domestic containerboard and corrugated price increases announced April 2013 and full realization of the March KraftPak price increase Lower outage costs reflects impact of Charleston tri-annual outage in Q2 including a loss of 9,400 tons Inflation reflects higher fiber and rollstock costs Net Sales $ in Millions $56 $54 $10 $8 $8 $3 $117 $ in Millions Adjusted EBITDA $326 $198 $10 $5 $539 Net Sales $ in Millions

8 Powerful Cash Flow Generator $ 75 million free cash flow Rapidly De-Levering Debt FCF per share of $1.54 Q3 2013 Free cash flow up $48 million, or 182%, over PY Debt to EBITDA leverage ratio* Reduces debt rapidly Net debt at September 30, 2013 was $1.301 billion consisting of: $ 805 million of 5 year term loan A1 $ 470 million of 7 year term loan A2 $ 36 million of revolver borrowings Blended cash interest rate was 2.6 percent at September 30, 2013 Available revolver balance is $359 million and $300 million accordion 3.8 X on July 18 3.2 X at Sept. 30 *Calculated per bank agreement

Summary of Key Assumptions for Q4 2013 Q4 will include a full quarter, or 92 days, of Longview results; Q3 included 75 days based on July 18th acquisition date Two less shipping days for box plants, seasonally lower volumes Maintenance outages expense in Q4 of $16 million, including $4 million at Longview, with expected loss of 12,500 production tons Relatively stable wood fiber costs from Q3 2013 CAPEX for Q4 expected to be approximately $37 million; $93 million for the year Effective income tax rate of 35.5 percent excluding discrete adjustments Cash taxes for Q4 estimated at approximately $14 million, or an 11 percent rate for the 2013 year 9

Appendix

11 Components of Quarterly Net Sales Avg. Revenue per Mill Ton Domestic CB DuraSorb Kraft Paper Kraftpak Product Mix